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EXHIBIT 4.5

AMENDMENT NUMBER TWO
TO THE NON-STANDARDIZED
JOINDER AGREEMENT FOR THE
CROSSMANN COMMUNITIES, INC.
401(k) PROFIT SHARING PLAN

        THIS AMENDMENT NUMBER TWO is executed on behalf of Crossmann Communities, Inc. ("Company").

        WITNESSETH:

        WHEREAS, the Company adopted the Crossmann Communities, Inc. 401(k) Profit Sharing Plan ("Plan"), effective as of February 28, 1991, and such Plan has been subsequently amended from time to time;

        WHEREAS, the Company now desires to amend the Joinder Agreement for the Plan to recognize prior service of certain former employees of Homes By Huff & Co., Inc. who become employees of an adopting employer under the Plan; and

        WHEREAS, the Company reserved the right to amend its elections in the Joinder Agreement for Plan pursuant to Section 7.12 and 8.01(b) of the Plan.

        NOW, THEREFORE, the Plan is hereby amended, effective as specifically provided herein, as follows:

          1.    Item 16 of the Joinder Agreement for the Plan, regarding eligibility service, is hereby amended by the addition of the following sentence at the end thereof:

    "Service with Homes by Huff & Co., Inc. shall be included in years of Eligibility Service for those former employees of Homes by Huff & Co., Inc. who become Employees of an adopting Employer on the date specified in the Asset Purchase Agreement by and among Crossmann Communities, Inc., Crossmann Communities of North Carolina, Inc., Homes by Huff & Co., Inc., Mitchell T. Huff, Thomas A. Huff and Thomas C. Huff ('Closing Date'), as specified on the attached Schedule A."

          2.    Item 17 of the Joinder Agreement for the Plan, regarding vesting service, is hereby amended by the addition of the following at the end thereof:

    "Service with Homes by Huff & Co., Inc. shall be included in years of Vesting Service for those former employees of Homes by Huff & Co., Inc. who become Employees of an adopting Employer on the Closing Date, as specified on the attached Schedule A."

          3.    In all other respects, the Joinder Agreement for the Plan shall be and remain unchanged.

        IN WITNESS WHEREOF, Crossmann Communities, Inc. has caused this Amendment Number Two to the Joinder Agreement for the Plan to be executed this 18th day of June 1999.

TRUSTEE		CROSSMANN COMMUNITIES, INC.
By:	/s/ Jennifer Holihen	By:	/s/ Jennifer Holihen
		Title:	CFO

SCHEDULE A

YEARS OF ELIGIBILITY SERVICE AND
YEARS OF VESTING SERVICE
WITH HOMES BY HUFF & CO., INC.
RECOGNIZED UNDER THE PLAN

EMPLOYEE NAME	YEARS OF ELIGIBILITY SERVICE	YEARS OF VESTING SERVICE
Mitch Huff	18	100%
Jerry Cleveland	14	100%
Robert Huffman	5	80%
Michelle McJunkin	4	60%
Kevin Cobbs	4	60%
Jay Many	4	60%
Mark Kring	4	60%
Jennifer White	3	40%
Bonnie Richards	3	40%
Ronald Fearrington	2	20%
Timothy Creech	2	20%
Scott Greene	2	20%
Robert Williams	2	20%
Christopher Bailey	1	0
James Cirimele	1	0
Jason Gorrlin	<1	0
William Daughtry	<1	0
Karey Kilroy	<1	0
Debbie McKenzie	<1	0
Jimmy DeCraersey	<1	0

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  EXHIBIT 4.5
AMENDMENT NUMBER TWO TO THE NON-STANDARDIZED JOINDER AGREEMENT FOR THE CROSSMANN COMMUNITIES, INC. 401(k) PROFIT SHARING PLAN
SCHEDULE A
YEARS OF ELIGIBILITY SERVICE AND YEARS OF VESTING SERVICE WITH HOMES BY HUFF & CO., INC. RECOGNIZED UNDER THE PLAN